Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-203562 and 333-207098) on Form S-3 of SunCoke Energy Partners, L.P. and in the related Prospectus and the Registration Statement (No. 333-187428) on Form S-8 of SunCoke Energy Partners, L.P. of our report dated April 30, 2015, with respect to the combined and consolidated financial statements of SunCoke Energy Partners, L.P. for the year ended December 31, 2014, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Chicago, Illinois
February 16, 2017